As filed with the Securities and Exchange Commission on October 18, 2000 Registration No. _________________

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               SUPREME HOSPITALITY
                 (Name of small business issuer in its charter)

        Nevada                         0000                       91-2019034
(State or other jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer
 incorporation or Organization)    Classification Code Number)   Identification Number)


41919 Skywood Drive, Temecula, California  92591           (909) 506-3435
(Address of principal executive offices)                  Telephone Number

                          Nevada Legal Forms & Books, Inc.
                 3020 W. Charleston Blvd., Las Vegas, NV 89102
             (Name, address and phone number for agent for service)

                                   Copies to:
                          Orsini & Rose Law Firm, P.A.
                               3800 Central Avenue
                            St. Petersburg, FL 33731

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]


                                          CALCULATION OF REGISTRATION FEE
------------------------  ----------------- ------------------ ------------------- ------------------
Title of each class of    Amount to be      Proposed maximum   Proposed maximum    Registration Fee
securities to be          registered        offering price     aggregate offering
registered                                  per share(1)       price(1)

PREFERRED STOCK          1,000,000 shares    $6.30            $6,300,000           $1,663.20
------------------------ ----------------- ------------------ ------------------- ------------------

Note (1) Estimated solely for calculating the registration fee.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




                                   PROSPECTUS

Supreme Hospitality ("Company") may offer from time to time shares in its common stock, $0.0001 par value in amounts, at prices and on terms to be determined at the time of each offering in one or more supplements to this prospectus.

                               SUPREME HOSPITALITY
               1,000,000 shares of 10% Convertible Preferred Stock

                                 $6.30 per share

Supreme Hospitality                                                    We are in the hotel business
41919 Skywood Drive                                                    servicing both the leisure
Temecula, California 92591                                             and business traveler with one
                                                                       hotel already operating and
                                                                       another in development.
The Offering
                             Per Share                Total            Each share is convertible
                             ---------                -----            into three shares
                                                                       of common and
Public price......      $6.30                          $6,300,000      yields a 10% per annum
Selling                                                                stock dividend for three
Discounts......         $0.80                          $  800,000      years.
Supreme Hospitality...  $5.50                          $5,500,000      The offering price may not
                                                                       reflect the market price of our shares
                                                                       after the offering.





This investment involves Risk, and you should read the "Risk Factors" to consider beginning on page 7.





Neither the Securities and Exchange Commission nor any State Regulatory Body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.




                             OXFORD FINANCIAL GROUP
                                 August 28, 2000

                              AVAILABLE INFORMATION

         The company has filed with the Securities and Exchange Commission ( "SEC" ) a Registration Statement on Form 10-SB ( " Registration Statement " ) under the Securities Act of 1933, as amended ( "Securities Act" ), with respect to the Securities. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the SEC pursuant to the Securities Act and the rules and regulations of the SEC hereunder. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, NW., Room 1024, Washington, DC. 20549. Copies may be obtained at the prescribed rates from the public reference Section of the SEC at its principal office in Washington, DC. Statements contained in this Prospectus as to the contents of any contract or any document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ( "Exchange Act" ), and in accordance therewith will file reports and other information with the SEC. Such reports and other information can be inspected and copied at the location described above. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, NW., Room 1024, Washington, DC. 20549, at prescribed rates.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been previously filed by the Company with the SEC under the Exchange Act ( File No. 000-30803) are incorporated herein by reference:

(i)      Registration on Form 10-SB12G Filed June 14, 2000.

All documents filed by the Company pursuant to Sections 13 (a), 13 (c), 14 or 15
(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained herein, or in any document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide, without charge, to each person, including any beneficial owner to whom a copy of this Prospectus is delivered, on the written request of any such person, a copy of any or all of the documents incorporated herein by reference, except the exhibits to such documents ( unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Company, at 41919 Skywood Drive, Temecula, CA. 92591.

                                TABLE OF CONTENTS
                                                                            Page

Prospectus Summary ........................................................   4

The Offering ..............................................................   4

Determination of Offering Price ...........................................   5

Description of Convertible Preferred Stock ................................   5

The Company ...............................................................   6

Risk Factors ..............................................................   7

Disclosure Regarding Forward Looking Statements ...........................   9

Use of Proceeds ...........................................................  13

Plan of distribution ......................................................  13

Capitalization ............................................................  15

Price Range of Stock ......................................................  16

Dividend Policy ...........................................................  16

Management ................................................................  17

Management's discussion and Analysis and Plan of Operations ...............  18

Description of Property ...................................................  19

Demographics ..............................................................  20

Selected Financial Information ............................................  24

Additional Financial Information......................................F-1, F-10

Security Ownership of Beneficial Owners and Management ....................  34

Legal Matters .............................................................  35

Experts ...................................................................  35

                               PROSPECTUS SUMMARY

         You should read this prospectus summary together with the entire prospectus, including the more detailed information in our financial statements and accompanying notes appearing elsewhere in this prospectus. Unless otherwise indicated, all information contained in this prospectus relating to our shares of common and preferred stock is based upon information as of April 17, 2000.

         This is an offer to sell 1,000,000 shares of the 10% convertible preferred stock of Supreme Hospitality ( A Nevada Corporation). Each share is convertible into a total of three shares of common. The preferred stock offering price is $ 6.30 per share and yields a 10% per annum dividend paid in common stock at the market upon conversion.




                                  THE OFFERING


Preferred stock offered________________________________ 1,000,000 shares
Preferred stock outstanding after the offering_______________1,000,000 shares

Proposed NASDAQ Symbol____________________________ SUPRpr

Ranking____________ The  preferred  stock will rank  senior to the common  stock with respect to payments upon the liquidation, dissolution or winding up of the company.



Use of proceeds____ The net proceeds from this offering will be used to pay down the debt and to provide working capital for the Company. (See Use of Proceeds page).

                         Determination of Offering Price

         On June 14, 2000, the registration statement for 10,000,000 shares of common stock and 1,000,000 shares of preferred stock was filed with the U.S. Securities and Exchange Commission on Form 10-SB of the 1934 Securities Act. (File #: 000-30803). Prior to June 14, 2000, none of the securities have been publicly traded as no public market has existed. The Board of Directors and the key management personnel determined the public offering price of the preferred by adding the debt to be retired plus the offering fees and operating capital and dividing by the shares offered.


Debt                                              $ 5,000,000
Offering Fees                                     $   800,000
Operating capital                                 $   500,000
                                                  -----------

                                          Total   $ 6,300,000
                                                  -----------
Shares offered                                      1,000,000  = $6.30 per share


                   Description of Convertible Preferred Stock
General

         This is a three year convertible preferred stock offering. One preferred share is convertible into three shares of the Company's common stock at any time during the three year period at the option of the shareholder. The conversion is automatic on the third year record date if not converted earlier by the shareholder.

         The preferred shares yield a 10% per annum dividend, which is paid in common shares at the market upon conversion. The 10% annual common stock dividend is determined by multiplying the preferred share offering price ($6.30) by a factor of ten ($63.00) and dividing it by the market price per share. This will determine the number of common shares to the shareholder upon conversion.

         The Charter authorizes the issuance of 1,000,000 shares of Preferred Stock, par value $0.0001per share ("Preferred Stock"). No other series of Preferred Stock has been authorized or issued. The Preferred Stock will rank senior to the Common stock with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up of the Company without the consent of any holder of Preferred Stock.

         While any shares of Preferred stock are outstanding, the Company may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior to the Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of the Company. However, the Company may increase the authorized number of shares of Preferred Stock or issue a series of Preferred Stock ranking junior to or on a parity with the Preferred stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up of the Company without the consent of any holder of Preferred Stock.

                                   THE COMPANY

         Supreme Hospitality ("The Company") is in the hospitality (hotel) business catering to the business, leisure and vacation traveler. On April 30, 2000, the Company acquired Temecula Valley Inn (" TVI ") as a wholly owned subsidiary. TVI is a 90-room hotel built in 1998 located in the Temecula Valley in Southern California between Los Angeles and San Diego. It is one of the premier hotel properties in the valley. Though cyclical in nature, TVI's occupancy rates have continued to grow. TVI has developed its own website to take advantage of the growing Internet market. The hotel's web address is www.temeculavalley.com.
-----------------------

         The Company currently serves the traveler who requires perceived value for the nightly rate he/she pays. Through active marketing to various corporations, the company has been successful during its first year of operations of attracting a reasonable volume of corporate business. On weekends, the company attracts customers who are typically in town to attend various community functions including, but not limited to, the "Balloon and Wine Festival" and the " Rod Run". During the summer months there are activities in the area almost every weekend. Occupancy rates during these weekends approached 100% on average during approximately the two years of operation.

         There are 11 hotels and motels, with 810 rooms, in the community area including Temecula Valley Inn. The property has excellent visibility and easy access from Interstate 15. There are numerous restaurants within walking distance of the hotel. The Company utilizes the services of Rezsolutions to assist in the booking of rooms. This firm charges 12% for reservations they make. The website generates approximately 15% of business, whereas walk-ins average 20%, corporate business averages 40%, AARP & AAA combined provide 25%.

         The Company's acquisition growth strategy is to increase cash flow and enhance shareholder value by building or acquiring additional hotels that meet the Company's investment criteria. It has an option to purchase for $1,300,000, approximately 2.61 acres of approved hotel property, including a complete package which consists of a business plan, construction costs, drawings, etc. This property is located adjacent to Interstate 5 and Hilltop Drive in Redding, California. The parcel is the last available hotel property in this immediate area. The current plan is to exercise the purchase option, develop and build a 90-room hotel on this property. This development is anticipated to be the next development the Company will undertake. Development cost is estimated to be $5,850,000 for land development, building and improvements. The property is included in the financial projections and is scheduled to commence operations in the third quarter of 2001.

         The Company has identified other properties in the Temecula Valley of Southern California to acquire, develop and build hotels. This will be done through the raising of additional funds. An additional property in the Temecula Valley is included in the financial projections commencing operations in the third quarter of 2002. Development cost for a 120-room hotel is estimated at $7,800,000 for the development, building and improvements. The management of the company believes that the Temecula Valley area will continue to see unprecedented growth not seen since the mid 1980's. The Company is poised to take advantage of that growth, given it can meet its financing requirements.

         The Company believes that through the acquisition of land and subsequent development of these properties that shareholder value will be increased. The management team has the expertise to identify prime properties and negotiate a fair price for the land and develop it and build a quality facility, which will increase in value.

                                  RISK FACTORS


THE UNITS BEING OFFERED HEREIN ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. BEFORE MAKING AN INVESTMENT IN THE COMPANY, PROSPECTIVE INVESTORS SHOULD GIVE CAREFUL ATTENTION TO THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY.

Limited Operating History

         The Company was formed on October 30, 1997 and acquired Temecula Valley Inn as its first operating hotel on April 30,2000. Prior to its acquisition by the company, Temecula Valley Inn was constructed and opened for business in 1998.

Operating Losses

         The Company has incurred net losses and experienced negative cash flow during its two year operating history. ( See financial information).

Hotel Industry Risks

Operating Risks

         The Company's hotels are subject to all operating risks common to the hotel industry. These risks include, among other things, intense competition from other hotels; over-building in the hotel industry which has adversely affected occupancy, average daily rate ( "ADR" ) and revenue per available room ( "REVPAR" ) in the past; increases in operating costs due to inflation and other factors, which increases have not always been, and may not necessarily in the future be, offset by increased room rates; dependence an business and commercial travelers and tourism; increases in energy costs and other expenses of travel; and adverse effects of general and local economic conditions. Such factors could adversely affect the Company's ability to make any required payments of principal and interest on indebtedness and to make future dividends to shareholders. Further, annual adjustments to the base rent and the thresholds for computation of percentage rent, based on a formula taking into account changes in the U.S. Consumer Price Index ( "CPI" ), would ( in the absence of offsetting increases in room revenue and in the event of any decrease in room revenues) result in decreased revenues to the Company available for required payments of principal and interest on indebtedness and to make future dividends to shareholders.

Competition

         Competition for Guests; Operations. The hotel industry is highly competitive and hotels experience competition primarily from other upscale hotels in its immediate vicinity, but also competes with other hotel properties in its geographic market. Some of the competitors of the Company's hotel may have substantially greater marketing and financial resources than the Company. A new hotel is in development, and additional Hotels room may be developed in the future. Such additional hotel rooms could have an adverse effect on the revenues of the Company's hotels in such markets.

         Competitions of Acquisitions. The Company may be competing for investment opportunities with entities which have substantially greater financial resources than the Company. These entities may be able to accept more risk than the Company prudently can manage. Competition may generally reduce the number of suitable investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell.

 Seasonality of Hotel business

         The hotel industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. Through diversity in the geographic location and in the primary customer base of the company's hotels, the Company may be able to lessen, but now eliminate, the effects of seasonality. Accordingly, seasonality can be expected to cause significant quarterly fluctuations in the Company's revenues.

Investment Concentration in Single Industry

         The Company's current strategy is to acquire interests in hotel properties. The Company will not seek to invest in assets selected to reduce the risks associated with investments in the hotel industry, and will be subject to risks inherent in concentrating investments in a single industry. Therefore, the adverse effect on the Company's revenue and amounts available for required payments of principal and interest on indebtedness. Future dividends to shareholders resulting from a downtown in the hotel industry will be more pronounced than if the Company had diversified its investments outside of the hotel industry.

Constraint on Acquisitions and Improvements

         The Company intends to continue to pursue its current growth strategy, which includes building or acquiring and improving hotel properties. There is a risk that the Company will not have access to sufficient equity of debt capital to pursue its acquisition Strategies indefinitely. The Company's ability to continue to make hotel acquisitions will depend primarily on its ability to obtain additional private or public equity or debt financing. There can be no assurance that such financing will be available to make future investments.

Effect of Market Interests Rates On Price of Capital Stock

         One of the factors that may influence the Company's Common Stock and any Preferred Stock in public trading markets is the annual yield as compared to yields on other financial instruments. Thus, an increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the market price of the shares of Common Stock and any Preferred Stock.

Reliance on Key Personnel and Board of Directors

         Shareholders have no right or power to take part in the management of the Company except through the exercise of voting rights on certain specified matters. The Board of Directors is responsible for managing the Company. The Company's future success, including particularly the implementation of the Company's acquisition growth strategy, is substantially dependent on the active participation of Mr. Lang. The loss of services for this individual could have a material adverse effect on the Company.

Real Estate Investment Risks

         The Company's investments are subject to varying degrees of risk generally incident to the ownership of real property, including, in addition to the risks discussed below, adverse changes in general or local economic conditions, zoning laws, traffic patterns and neighbor characteristics, tax rates, governmental rules and fiscal policies, and by civil unrest, acts of war, and other adverse factors which are beyond the control of the Company.

Illiquidity of Real Estate

         Real estate investments are relatively illiquid. The ability of the Company to vary its portfolio in response to changes in economic and other conditions will be limited. Also, no assurances can be given that the market value of any of the Hotels will not decrease in the future. There can be no assurance that the Company will be able to dispose of an investment when it finds disposition advantageous or necessary or that the sale price realized in any disposition will recoup or exceed the amount of the Company's investment therein.

Uninsured and Underinsured Losses

         The Company's hotel is covered by comprehensive policies of insurance, including liability, fire and extended coverage. Management believes such specified coverage is of the type and amount customarily obtained by owners of real property assets. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, hurricanes and floods, that may be uninsurable or not economically insurable. Although the hotel was constructed under the more recent and stringent oost-1984 building codes that were intended to reduce the likelihood or extent of damage from seismic activity, no assurance can be given that an earthquake would not cause substantial damage and losses. The Company presently maintains and intends to continue to maintain earthquake insurance on the current Hotel located in California to the extent practicable. The Company's Board of Directors may exercise discretion in determining amounts, coverage limits and the deductibility provisions of insurance, with a view to maintaining appropriate on the company's investments as a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it impractical to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property.

Disclosure Regarding Forward Looking Statements

         This Prospectus includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 12E of the Securities Exchange Act of 1934, as amended. Although the company believes that the expectations reflected in such forward looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.





Temecula Valley Inn
Three Year Projection - Statement of Operations         2000-2002

                                              Year 1                                Total       Total      Total         Total
                                              -------
                                  1st Qtr     2nd Qtr     3rd Qtr     4th Qtr       Year 1      Year 2     Year 3        3 Years
                                  -------     -------     -------     -------       ------      ------     ------        -------

Occupancy Statistics
--------------------
Available rooms Per day                90          90          90          90           90         180         300
Available rooms per period          8,190       8,190       8,280       8,280       32,940      49,410      87,780       170,130
Occupied rooms per period           3,686       5,324       5,796       5,382       20,176      30,456      57,320       107,952
Percent of occupancy               45.00%      65.00%      70.00%      65.00%       61.25%      61.60%      65.30%        63.45%
Average daily rate                     85          90          90          85         87.5       87.07       89.25         88.36
Revenue
-------
Rooms                             313,310     479,160     521,640     457,470    1,771,580   2,651,724   5,115,701     9,539,005
Other income                       15,666      23,958      26,082      22,874       88,580     132,586     255,785       476,951
                                   ------      ------      ------      ------       ------     -------     -------       -------
Total revenue                     328,976     503,118     547,722     480,344    1,860,160   2,784,310   5,371,486    10,015,956
                                  -------     -------     -------     -------    ---------   ---------   ---------    ----------
Operating expenses
------------------
General and administrative        131,273     147,916     152,713     148,507      580,409     881,082   1,364,456     2,825,947
Marketing                           9,869      15,094      16,432      14,410       55,805      83,529     161,145       300,479
Repairs & Maintenance              13,805      18,900      20,576      19,106       71,667     108,119     203,486       383,272
Utilities                          13,823     199,965      21,735      20,183       75,706     114,210     214,950       404,866
Property taxes                                 47,234                  47,234       94,468     124,663     248,910       468,041
Other                               7,372      10,684      11,592      10,764       40,376      60,912     114,640       175,552
                                    -----      ------      ------      ------       ------      ------     -------       -------
Total operating expenses          175,422     259,757     223,048     260,204      918,431   1,372,515   2,307,587     4,558,157
                                  -------     -------     -------     -------      -------   ---------   ---------     ---------
Income from Operations            153,554     243,361     324,674     220,140      941,729   1,411,795   3,063,899     5,417,423
                                  -------
Other Income (expenses)
----------------------
Interest Income                       500         500         500         500         2000        2000        2000          6000
Interest Expense                 -135,715     -133907     -105913     -103484      -479019     -436742    -1065604      -1981365
Depreciation & Amortization       -65,693      -65693      -65693      -65693       262772     -394158     -656930      -1313860
                                  -------      ------      ------      ------       ------     -------     -------      --------
  Total other ( expenses)        -200,908     -199100     -171106     -168677      -739791     -828900    -1720534      -3289225
                                 --------     -------     -------     -------      -------     -------    --------      --------
Net income (loss) before
 income taxes                     -47,354       44261      153568       51463       201938      582895     1343365       2128198
Tax Benefit (expense)              21,309      -19917      -69106      -23158       -90872     -262303     -604514       -957689
                                   ------      ------      ------      ------       ------     -------     -------       -------
Net Income (loss)                 -26,045       24344       84462       28305       111066      320592      738851       1170509
                                  -------       -----       -----       -----       ------      ------      ------       -------





Temecula Valley Inn
Three Year Projection-Occupancy Revenue-2000-2002
                                           Year 1                                     Total       Total       Total        Total
                                           ------
                                   1st Qtr     2nd Qtr     3rd qtr       4th Qtr      Year 1       Year2       Year3        3 Years

Occupancy Statistics
--------------------
by property
Temecula Valley Inn
------------------
Available rooms per day                 90          90          90            90          90          90           90
Available rooms per period           8,190       8,190       8,280         8,280      82,940      32,850       32,850      98,640
Occupied rooms per period            3,686       5,324       5,796         5,382      20,188      22,176       23,819      66,183
Percent of Occupancy                   45%         65%         70%           65%      61.30%      67.50%       72.50%      67.10%
Average Daily Rate                   85.00       90.00       90.00         85.00       87.50       90.08        92.56       90.26
Redding Property
----------------
Available rooms per day                                                                               90           90
Available rooms per period                                                                        16,560       32,850      49,410
Occupied room per  period                                                                          8,280       21,357      29,637
Percent of Occupancy                                                                                 50%          65%         60%
Average Daily Rate                                                                                 79.00        80.01       79.73
Temecula Valley Property III
----------------------------
Available rooms per day                                                                                           120
Available room per period                                                                                      22,080      22,080
Occupied rooms per period                                                                                       12144       12144
Percent of occupancy                                                                                              55%         55%
Average daily rate                                                                                              99.00       99.00
Totals
------
Available rooms per day                 90          90          90            90          90         180          300
Available rooms per period           8,190       8,190       8,280        32,940      49,410      87,780      170,130
Occupied rooms per period            3,686       5,324       5,796         5,382      20,188      30,456       57,320     107,964
Percent of Occupancy                   45%         65%         70%           65%      61.30%         62%       65.30%      63.50%
Average daily rate                   85.00       90.00       90.00         85.00       87.75       87.07        89.25       88.35
Revenue
-------
Temecula Valley Inn                313,310     479,160     521,640       457,470   1,771,580   1,997,604    2,204,714   5,973,898
Redding Property                                                                                 654,120    1,708,731   2,362,851
Temecula Valley II                                                                                          1,202,256   1,202,256
Total Room Revenue                 313,310     479,160     521,460        457470      1,77,580 2,651,724    5,115,701   9,535,005






Temecula Valley Inn
Three Year Projection-General and Administrative Expenses 2000-20002

                                  Year 1                            Total      Total      Total      Total
                                 --------
                         1st Qtr   2nd Qtr   3rd Qtr    4th Qtr     Year 1     Year 2     Year 3     3 Years
                        --------   -------   --------   -------     -------    -------    -------    --------

Salaries                  43,500    43,000     43,500    43,000     174,000    269,700    278,835     722,535
Legal Profession           1,500     1,500      1,500     1,500       6,000      9,000     15,000      30,000
Workers' compensation      7,500     7,500      7,500     7,500      30,000     45,000     75,000     150,000
insurance
Complimentary breakfast    7,372    10,648     11,592    10,764      40,376     60,912    114,640     215,982
Telephone                 14,375    20,764     22,604    20,990      78,733    118,778    223,548     421,059
Accounting                 1,500     1,500      1,500     1,500       6,000      9,000     15,000      30,000
Management fees
Contract representation   30,000    30,000     30,000    30,000     120,000    180,000    300,000     600,000
Insurance                  3,750     3,750      3,750     3,750      15,000     22,500     37,500      75,000
Uniforms                     600       600        600       600       2,400      3,600      6,000      12,000
Guest supplies             2,285     3,301      3,594     3,337      12,517      1,883     35,538      66,938
Operating   supplies       2,212     3,194      3,478     3,229      12,113     18,274     34,392      64,779
Equipment rental           1,990     3,194      3,130     2,906      10,901     16,446     30,953      58,300
Commissions                1,917     2,875      3,014     2,799      10,498     15,837     10,498      56,141
Cleaning    supplies       1,548     2,236      2,434   262,260       8,478     12,792     24,074      45,344
Cable television           1,325     1,325      1,325     1,325       5,300      7,950     13,250      26,500
Credit card fees           1,253     1,810      1,971     1,830       6,864     10,355     19,489      36,708
Printing and stationary    1,216     1,757      1,913     1,776       6,662     10,050     18,916      35,268
Employee benefits            975       975        975       975       3,900      5,850      9,750      19,500
Promotion                    848     1,225      1,333     1,238       4,644      7,005     13,184      24,833
Travel and meals             900       900        900       900       3,600      5,400      9,000      18,000
Laundry supplies             811     1,171      1,275     1,184       4,441      6,700     12,610      23,751
Linen replacements           663       958      1,043       969       3,633      5,482     10,318      19,433
Licenses dues and fees       775       775        775       775       3,100      4,650      7,750      15,500
Security                   1,200     1,200      1,200     1,200       4,800      7,200     12,000       2,400
Payroll processing
Miscellaneous                479       692        753       700       2,624      3,959      7,452      14,035
Postage and delivery         221       319        348       323       1,211      1,827      3,439       6,477
Decorations and flowers      258       373        406       377       1,414      2,134      4,012       7,558
Temporary services           300       300        300       300       1,200      1,800      3,000       6,000

Total general &
Administrative           131,273   147,916    152,713   148,507     580,409    881,082  1,364,456   2,825,947


                                 Use of Proceeds



         The net proceeds to be received by the Company from the sale of 1,000,000 preferred shares offered by the Company is approximately $5,500,000 after deducting $800,000 in offering expenses payable by the Company. Approximately $5,000,000 will be applied to debt retirement.

         The company believes the net proceeds of this offering will be sufficient to fund its plan of operation. From time to time in the ordinary course of business, the company evaluates the acquisition of products, businesses, and technologies that complement the Company's business, for which a portion of the net proceeds may be used. Currently, the Company is involved in discussions with respect to developing another hotel. Pending the use of the net proceeds for the above purpose, the Company intends to invest such funds in short-term interest-bearing securities or other instruments, as the Company deems appropriate.




                              Plan of Distribution

         The Company may sell Securities through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale. The Prospectus Supplement with respect to the Securities will set forth the terms of the offering of the Securities, including the name or names of any underwriters, dealers or agents, the initial public offering price, any underwriting discounts and other items constituting underwriters compensation, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the Securities may be listed.

         Securities may be sold directly by the Company through agents designated by the Company from time to time at fixed prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus
Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

         In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities, for whom they act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company and any profit on the resale of Securities they realize may be deemed to be underwiting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters or agents to purchase the Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Securities if any are purchased. The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         Unless otherwise specified in the related Prospectus each series of Securities will be a new issue with no established trading market, other than the preferred stock which is to be on the NASDAQ Bulletin Board. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be approved for trading, upon notice of issuance, on the NASDAQ. The Company may elect to list any series of Debt Securities or Preferred Stock on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Securities.

         Under  agreements  into  which the  Company  may  enter,  underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

         In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.



                                 CAPITALIZATION

The following table sets forth the short-term debt and the capitalization of the Company at July 31, 2000 and the pro forma short4em debt and capitalization of the Company which is presented as if the issuance of 1,000,000 shares of the 10%
Convertible Preferred Stock and application of the net proceeds therefrom, as described under "Use Of Proceeds" had occurred as July 31, 2000. Proforma conversion of preferred stock on July 31, 2003.

                                                                                            Preferred
                                                           10% Preferred      Pro Forma      Stock           Pro Forma
Pro Forma                                   Historical     Stock Offering    Adjusted       Conversion       Adjusted
----------------------------------------------------------------------------------------------------------------------

Short Term Debt
             (in Thousands)                  518.0                              $518.0                        $518.0

Long- term debt                            5,139.0            (5,000.0)          139.0                         139.0

Shareholders' Equity: 10%
Preferred Stock 0.0001 par value               0.1                0.1                          (0.1)
1,000,000 shares authorized,
dividends cumulative,
convertible after three years
into common stock at a ratio
of three shares of common
stock for one share of
preferred stock no shares
issued or outstanding; 1,000,000
shares issued and outstanding,
as adjusted. Common Stock,
0.0001 par value, 50,000,000                    0.1                                0.1          0.1              0.2
shares authorized, issued and
outstanding 10,000,000
shares; at conversion an additional
3,756,000 share will be issued for
conversion of 1,000,000 shares
of preferred stock which
include 756,000 shares in
payment of accumulated
dividends.


Additional Paid-In-Capital                      2.4           6,300.0          6,302.4         (1,840.0)
                                                                                                1,840.0          6,302.4
Deficit                                      (109.0)                            (109.2)                           (109.2)
                                         ---------------------------------------------------------------------------------

  Total Shareholders' Equity                 (106.7)          6,300.0          6,193.0-                          6,193.0
                                         ---------------------------------------------------------------------------------

  Total Capitalization                     $5,550.3          $1,300.1          6,850.4-                          6,850.4
                                         ---------------------------------------------------------------------------------


(1) Historical figures reflect a merger of Temecula Valley Inn, Inc. as of April 21,2000.

(2) Additional Paid-in Capital reflects a reduction of $1,840.0 from payment of accumulated dividends with 756,000 shares of common and an increase arising out of the conversion of the Preferred stock in the amount of $1840.0.

(3) The Preferred stock is convertible at any time but is mandatory after three years. Dividends accrue annually but the Pro Forma reflects a one time conversion and dividend payment for illustrative purposes only.

Price Range of Class of Stock

         Our common or preferred stock is not presently quoted on any NASDAQ market.










Dividend Policy


To date, we have not paid any cash dividends on our common stock. We currently intend to retain all of our future earnings for use in our business and, therefore, do not expect to pay dividends in the near future.

                                   Management

Board of Directors currently consists of two members. The company has four key officers and two members. The Company has four Key officers and two other management employees. Set forth below is certain information regarding the officers.

   Name                          Position
   ----                          --------

Larry W. Lang                  President/CEO
M. Diana Lang                  VicePres/Sec/Treasurer
Floyd D. Janeway               Operations Manager
Robert P. Howell               Financial Manager

         The Company's executive management team consists of Larry Lang, Chief Executive Officer and President, Floyd Janeway, Operations Manager and Robert Howell, Financial Manager.

         Mr. Larry Lang, age 53, is a registered Professional engineer in 17 states. Mr. Lang through his company Mexam, Inc., provided structural engineering consulting to a number of companies. He has over 30 years experience. He was responsible for the joist design for the Ontario Mill Mall in Ontario California as well as the casino, New York, New York, in Las Vegas, Nevada. Mr Lang obtained his general Contractor's License in California in April 1998 and through his construction company Lang Construction & Dev., Inc. was the general contractor responsible for the building of Temecula Valley Inn. Mr. Lang has been involved in the hospitality industry for the last four years, with the assistance of Mr. Janeway. Mr. Lang acquired the land designed and constructed Temecula Valley Inn.

         Mr. Floyd Janeway, age 68, comes to the company with over 45 years experience as a successful independent businessman. Mr. Janeway was on site daily assisting with the oversight of the construction of Temecula Valley as Construction Manager. Mr. Janeway has been responsible for overseeing the daily operations of Temecula Valley Inn since it opened. as Operations Manager. Mr. Janeway negotiated the purchase option for the Temecula Valley Inn and the Redding property. A majority of Mr. Janeway's experience has been in the real estate development business. He has developed both residential and commercial properties for himself and others. Mr. Janeway not only continues to manage the current hotel property but he is involved in forward planning for additional site locations.

         Mr. Robert Howell, age 44, comes to the Company with over 18 years experience in finance, accounting and computer network systems as both a consultant and employee for various real estate development companies in Arizona, California and Nevada. Mr. Howell is currently acting Chief Financial Officer on a consulting basis for National Land Corporation and its subsidiaries including St. James Village Inc., owner developer of a 537 lot master planned community in the foothills of the Sierra Nevada Mountains, south of Reno, Nevada. Mr. Howell also spent a number of years consulting for Woodbridge Development, Silveroak Development and Alper Development in southern California. A graduate of Arizona State University, with a Bachelor of Science in Accounting. Mr. Howell became a Certified Public Account in 1983. He gained his experience working for KMPG Peat Marwick, in Phoenix, Arizona.

           Management's Discussion and Analysis and Plan of Operations

         The Company was organized for the purpose of creating a corporate vehicle to seek, investigate and, if such investigation warrants, acquire an interest in one or more business opportunities presented to it by persons or firms who or which desire to seek perceived advantages of a publicity held corporation. On April 30, 2000 the Company (SUPREME HOSPITALITY) acquired Temecula Valley Inn, (a Nevada Corporation) as a wholly owned subsidiary of Supreme Hospitality in an exchange of Common Stock, Sub Curia. The primary activity of the Company is the hospitality business for both the business and leisure traveler, and a 90 room hotel was built and opened in 1998. The executive offices of the company are located at 41919 Skywood Drive, Temecula, California 92591. Its telephone number is (909) 506-3435.

         The Company may obtain funds for addition hotel construction or acquisition by private placement, equity or debt issues. Persons purchasing securities in these placements and other shareholders will likely not have the opportunity to participate in the decision relating to any acquisition. Investors will entrust their investment monies to the Company's management before they have a chance to analyze any ultimate success which is heavily dependent on the company's management, which will have virtually unlimited discretion in new construction or acquisition.

         The Company plans to develop and construct additional properties in the future and has as option to purchase for $1,300,000 approximately 2.61 acres of approved hotel property, including a complete package which consists of business plan, construction costs, drawings, etc. This property is located adjacent to Interstate 5 and Hilltop Drive in Redding, California. This parcel is the last available hotel property in the immediate area. The current plan is to exercise the purchase option and develop and build a 90-room hotel on this property. This development is anticipated to be the next development the Company will undertake. The cost is estimated to be $5,8000,000 for land, building and improvements. This property is included in the financial projections and is scheduled to commence operations in the third quarter of 2001.

         The Company has identified other properties in the Temecula valley of Southern California to acquire, develop and build hotels. This will be done through the raising of additional funding. An additional property in the Temecula Valley is included on the financial projections commencing operations in the third quarter of 2002. Development cost for a 120-room hotel is estimated at $7,800,000 for land development, building and improvements.

         The management of the Company believes that the Temecula Valley will continue to see unprecedented growth not seen since the mid 1980's. The Company is poised to take advantage of that growth, given it can meet its financial requirements.

         The Company believes that through the acquisition of the land and subsequent development of these properties, shareholder value will be increased. The management team has the expertise to identify prime properties and negotiate a fair price for the land and develop it and build a quality facility, which will increase in value.

         As is customary in the industry, the company may pay a finder's fee for locating an acquisition prospect. If any such is paid, it will be approved by the Company's Board of Directors and will be in accordance with the industry standards. Such fees are customarily between 1% and 5% of the size of the transaction, based upon a sliding scale of the amount involved. Such fees are typically in the range of 5% of a $1,000,000 transaction ratably down to 1% in a $4,000,000 transaction. Management has adopted a policy that such a finder's fee or real estate brokerage fee could, in certain circumstances, be paid to any employee, officer, director or 5% shareholder of the Company, if such person plays a material role in bringing in a transaction to the Company.

                             Description of Property

         A 90-room 3-story hotel, Temecula Valley Inn in Temecula, California, was constructed and opened for business on December 5, 1998. It is one of the premier hotel properties in the Temecula Valley. Though cynical in nature, TVI's occupancy rates have continued to grow. TVI has developed its own website to take advantage of the growing Internet market. The property's web address is www.temeculavalley.com.
-----------------------

         The company currently serves the business traveler who requires perceived value for the nightly rate he/she pays. Through active marketing to various corporations the company has been successful during its first year of operations of attracting a reasonable volume of corporate business. On weekends, the Company attracts customers who are typically in town to attend various community functions including but not limited to the "Balloon and Wine Festival" and the "Rod Run". During the summer months there are activities in the area almost every weekend. Occupancy rates during these weekend approached 100% on average during the first year of operations.

         There are 11 hotels and motels, with 810 rooms, in the community area including Temecula Valley Inn. The property has excellent visibility and easy access from Interstate15. There are numerous restaurants within walking distance of the hotel.

                                  Demographics

         Temecula's demographic profile shows it to be a very rapidly growing, ethnically diverse place, where relatively young, well educated families are raising children, and succeeding economically.

         Since 1990-1997, the city has grown from 27,099 to 43,100 people. The 59.0% growth rate is the fastest of any inland Empire community with over 40,000 residents.

         Temecula's expanding economy has given it the wherewithal to devote an increasing amount of community resources to education, parks and law enforcement. The city has 23 parks covering 199 acres, one of the premier varietal wine growing areas of California including twelve wineries that a wide range of grapes and is one of the safest cities in California having a crime rate 50% below that of the next safest Inland Empire city as represented by 1996 studies.

Location:
Temecula is located 85 miles southeast of Los Angeles, 487 miles south of San Francisco, and 55 miles north of San Diego.

Economic Growth & Trends:

                              1970          1980         1990        1998
--------------------------------------------------------------------------------
Population-County             459,074       663,116      1,170,413   1,441,036
Taxable sales-County          $828,578      $3,274,017   $9,522,631  $11,972,371
Population-City               2,773         8,234        27,099      46,558
Taxable Sales-City            N/A           N/A          $119,900    $831,094
Housing Units-City            N/A           N/A          9,130       13,947
Median Household
Income-City                   N/A           N/A          $44,270     $63,248
School Enrollment (K-12)      N/A           N/A          7,595       14,614

Ethnic Distribution:
                              White                         80.8%
                              Hispanics                     14.2%
                              Black                          1.5%
                              Asian/pacific Islander         2.4%
                              American Indian                0.5%
                              Other Race                     0.5%
                              TOTAL                        100.0%

Climate:

               AVERAGE TEMPERATURE               RAIN               HUMIDITY

Period      Min.       Mean       Max          Inches    4a.m.    Noon    4p.m.
--------------------------------------------------------------------------------
January     46.0       61.0       69.9         1.35       55        40     55
April       51.7       62.0       72.2         0.75       60        30     50
July        62.5       73.4       84.2         0.05       45        40     35
October     52.4       64.3       76.2         0.46       50        30     45
--------------------------------------------------------------------------------
Year        57.2       64.7       73.4        10.44       52        40     45


Transportation:

Rail:                       None

Truck:                      Two(2) carriers are located in Temecula

Over night delivery To:     Los Angeles, San Francisco, San Diego and Phoenix.

Air: French Valley Airport, owned by Riverside County, is a general aviation facility. Approximately one hour drive to San Diego, Ontario, John Wayne and Palm Springs Airports.
Bus: Greyhound to Riverside, San Diego, Los Angeles, Riverside Transit Agency local and intercity bus service.

Ports: Nearest ports at Los Angeles-Long Beach, 85 miles northeast, and San Diego, 55 miles south.

Highways:                   I-215 north to Riverside
                            I-15 north to Corona, Orange County and Los Angeles
                            I-15 south to San Diego County
                            State Route 79 east to Palm Springs

Community Facilities:

 Health:                    72 physicians/surgeons
                            46 dentists
                            10 optometrists
                            20 chiropractors
                            2  major hospitals are found just  north of the city
                              -Inland Valley  Regional   Medical  Center
                              -Rancho Springs Medical Center
Education:                  10 elementary schools
                            3 middle schools
                            2 high schools
                            1 continuation  high school
                            1 independent study high school
                            9 private schools

Cultural:         36 churches               10 banks
                  1 library                 2 savings and loans
                  7 newspapers              1 museum
                  1 cable network (TCI)     3 theaters with 9 screens

Recreation:       15 wineries
                  3 public golf courses
                  1 private golf course
                  Vail Lake (12 miles east)
                  Skinner Lake (12 miles northeast)
                  150 miles of equestrian trails

Hotels/motels:    11 hotels and motels, with 810 room, in the community area

                                Community History

         Through the mid-1960's the economy of the Temecula Valley centered around the Vail Ranch, and so the cattle business and related agricultural enterprises were the stimulus for most of the business ventures. During this period the clientele of Old Town seemed to be confined to ranchers, cowboys, and Indians. The Old West lifestyle continued here until the sale of the Vail Ranch to Kaiser Development Company which inaugurated the transformation of the Temecula Valley.

         The Kaiser Land Development marketed the Valley's attractions actively and within a short time the Valley became as the site of Rancho California. New owners quickly focused on development as the next step in furthering the economic growth of the area.

         The completion of the I15 freeway provided a high volume traffic corridor and easy links for the Valley with San Diego, Riverside and Los Angeles. Indeed, the central location of the Valley between these urban centers makes it ideal for manufacturing and distributing industrial and consumer products throughout Southern California.

         Rancho California was then changed to Temecula and was incorporated on December 1, 1989.

                                Area Description

         Temecula is located in the southwest corner of Riverside County, 85 miles south of Los Angeles and 60 miles north of San Diego. The communities of Lake Elsinore, Fallbrook Hemet, Moreno Valley and Riverside are within close proximity. The Temecula Valley is bordered on the West by Camp Pendleton Marine Corps Base and the Cleveland National Forest. Elevations range from 1,980 feet near the eastern boundaries to 2,600 feet on the west. The weather is comparable to the Napa Valley, evidenced by a growing wine industry, with warm dry days and ocean breeze cooled evenings.

         The quality of air in the Temecula Valley is consistently better than that in surrounding communities and other parts of Western Riverside County. Ocean breezes flow though the rainbow Gap almost every day, sweeping away smog and moderating temperatures. In the summer the cool Pacific winds bring temperatures that are as many as ten degrees lower than communities not more than 12 to 15 miles away.

         The city of Temecula is rapidly emerging as potentially one of the most prosperous new communities in the region. Geography is playing a role as the city is receiving growth impulses both down the I-15 from Orange County and up from San Diego County. The infrastructure has lured firms in higher paying sectors than the average for the Inland Empire. The Environmental and residential factors also play a big role, in that the community rests in a beautiful setting that is luring relatively young, well educated families, to homes that are inexpensive by Southern California standards.

                              SUPREME HOSPITALITY


                         COMPILED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2000

 WEBB & RITCHEY
                                                    CERTIFIED PUBLIC ACCOUNTANTS
                                                      A Professional Corporation
 October 13, 2000

 TO WHOM IT MAY CONCERN:

 The firm of Webb & Ritchey, Certified Public Accountants-A Professional Corporation consents to the inclusion of their report dated October 13, 2000 on the compiled financial statements of Supreme Hospitality as of September 30, 2000, in any filings that are necessary now or later with the U.S. Securities and Exchange Commission.


 Yours Very Truly,



/s/  Allen D. Ritchey, CPA
----------------------------
 Webb & Ritchey CPA'S- PC,
 By: Allen D. Ritchey, CPA
   41661 Enterprise Circle No. #211 o:o Temecula, CA 92590  (909) 296-9755
                      (800) 507-3391 o:o Fax (909) 296-9756

 WEBB & RITCHEY
                                                    CERTIFIED PUBLIC ACCOUNTANTS
                                                      A Professional Corporation



 October 13, 2000

 The Board of Directors
 Supreme Hospitality
 Temecula, California

 We have compiled the accompanying consolidated balance sheet of Supreme Hospitality as of September 30, 2000 and the related statements of income, shareholders' equity (deficit), and cash flows for the six months then ended. Certain historical footnotes are omitted from these financial statements as these statements are designed to update audited and compiled statements that were issued earlier covering the first three months of 2000.

 A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.




/s/  Allen D. Ritchey, CPA
----------------------------
 Webb & Ritchey, CPA's
A Professional Corporation

   41661 Enterprise Circle No. #211 o:o Temecula, CA 92590 o:o (909) 296-9755
                      (800) 507-3391 o:o Fax (909) 296-9756

                               SUPREME HOSPITALITY
             FOOTNOTES TO COMPILED CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2000

 HISTORY OF THE CONSOLIDATED COMPANIES AND BASIS OF STATEMENTS

Temecula Valley Inn, Inc. was effectively incorporated as of January 1, 2000 by acquiring the net assets of a sole proprietorship which owned and operated a hotel in Temecula California.

On April 30, 2000 Supreme Hospitality acquired Temecula Valley Inn, Inc. by way of an exchange of 9,000,000 shares of Supreme Hospitality's common stock for all of the outstanding stock of Temecula Valley Inn, Inc. Immediately before the exchange on April 30, 2000, Supreme Hospitality had nominal assets and was dormant for all practical purposes. Thus, these statements are essentially those of Temecula Valley Inn, Inc. which owned and operated substantially all of the assets of the consolidated group before and after the exchange.

Management feels that the proper accounting treatment of the above-described acquisition is that of a reverse acquisition, or purchase, of Supreme Hospitality by Temecula Valley Inn, Inc. The net asset carrying value and fair market value of Supreme Hospitality before the exchange were approximately the same and these statements do not reflect any revision in the value of Supreme Hospitality.

These compiled financial statements are presented as a consolidation of Supreme Hospitality and its wholly owned subsidiary, Temecula Valley Inn, Inc.

ADDITIONAL PAID IN CAPITAL

The Company reacquired some 95,300 shares of outstanding common stock and resold it. The sale, net of acquisition cost, yielded $51,886.

UNDERWRITING AND FRANCHISE COSTS

On July 12, 2000, the Company became affiliated with a national hotel chain, Day's Inn World, by purchasing a franchise from that entity for $22,000.

The Company is presently in the process of making an initial public offering of it's 10% Preferred stock and has advanced the underwriters $81,000 for the initial costs.

                               SUPREME HOSPITALITY
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2000


                                     ASSETS

 CURRENT ASSETS
           CASH                                        $     17,017
           RECEIVABLES                                       29,234
           NOTE RECEIVABLE, SHAREHOLDER                      21,559
           OTHER CURRENT ASSETS                              17,404
           TOTAL CURRENT ASSETS                                      $    85,214
 PROPERTY AND EQUIPMENT
           LAND                                           1,362,048
           LAND IMPROVEMENTS                                344,714
           BUILDINGS AND IMPROVEMENTS                     3,002,961
           FURNITURE AND EQUIPMENT                        1,017,776
           VEHICLES                                          24,199
           LESS ACCUMULATED DEPRECIATION                  (438,036)
           TOTAL FIXED ASSETS                                          5,313,662
 OTHER ASSETS
           DEPOSITS                                           7,200
           UNDERWRITING AND FRANCHISE COSTS                 103,000
           LOAN FEES, NET OF AMORTIZATION                    45,280
           TOTAL OTHER ASSETS                                            155,480
 TOTAL ASSETS                                                        $ 5,554,356








                       SEE ACCOUNTANTS' COMPILATION REPORT



                               SUPREME HOSPITALITY
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2000
                              LIABILITIES & EQUITY


 CURRENT LIABILITIES
           ACCOUNTS PAYABLE                                          $    170,055
           ACCRUED INTEREST                                                38,602
           ACCRUED OTHER LIABILITIES                                       35,192
           GUEST ADVANCE DEPOSITS                                          12,260
           CURRENT PORTION-LONG-TERM DEBT                                 284,686
           TOTAL CURRENT LIABILITIES                                                $     540,795
 LONG TERM LIABILTIES
           NOTES PAYABLE-NET OF CURRENT PORTION                         5,066,071
           TOTAL LONG TERM LIABILITIES                                                  5,066,071
           TOTAL LIABILITIES                                                            5,606,866
 SHAREHOLDER EQUITY
           COMMON STOCK                                                                     1,000
           0.0001 PAR VALUE, 50,000,000 SHARES AUTHORIZED
           ISSUED AND OUTSTANDING 10,000,000
           10% PREFERRED STOCK, 0.0001 PAR VALUE
           DIVIDENDS CUMULATIVE, CONVERTIBLE AFTER THREE YEARS
           INTO COMMON STOCK AT A RATIO OF THREE SHARES OF COMMON
           STOCK FOR ONE SHARE OF PREFERRED STOCK
           AUTHORIZED 1,000,000,000 SHARES, NONE ISSUED

           ADDITIONAL PAID IN CAPITAL                                                       53,886
           RETAINED EARNINGS-DEFICIT                                                     (107,396)
           TOTAL SHAREHOLDERS' EQUITY                                                     (52,510)
 TOTAL LIABILITIES & EQUITY                                                         $    5,554,356








                       SEE ACCOUNTANTS' COMPILATION REPORT

                               SUPREME HOSPITALITY
                               STATEMENT OF INCOME
                   FOR THE NINE MONTHS ENDED SEPTEMBER 30,2000






 REVENUE                                                             $  772,607

 OPERATING EXPENSES
                SALARIES DEPRECIATION AND AMORTIZATION                  157,049
                PROFESSIONAL FEES OTHER OPERATING EXPENSES              111,753
                UTILTIES PAYROLL TAXES AND OTHER PERSONNEL               34,378
                PERSONNEL COST REPAIRS AND MAINTENANCE                  131,080
                                                                         29,066
                                                                          6,309
                                                                         28,465

 TOTAL OPERATING EXPENSES                                               498,100
 INCOME FROM OPERATIONS                                                 274,507
 OTHER EXPENSE: INTEREST EXPENSE                                        275,578
 NET (LOSS)                                                           $  (1,071)
 RETAINED EARNINGS JANUARY 1, 2000                                            0
 RETAINED EARNINGS DEFIC SEPTEMBER 30, 2000                           $  (1,071)







                       SEE ACCOUNTANTS' COMPILATION REPORT

                               SUPREME HOSPITALITY
                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                   FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2000





                                        COMMON        ADDITIONAL       RETAINED
                                         STOCK      PAID IN CAPITAL    (DEFICIT)


 BALANCES, APRIL 1, 2000                   3,000                       (106,325)

RECAPITALIZATION
 of outstanding common stock
 to 10,000,000 shares of
 0.0001 par value outstanding             (2,000)

SALE OF REACQUIRED                                        53,886
 common shares net of acquisition costs
 Net (Loss)                                                              (1,071)

BALANCES SEPTEMBER 30, 2000                1,000          53,886       (107,396)











                      SEE ACCOUNTANT'S COMPILATION REPORT



                               SUPREME HOSPITALITY
                             STATEMENT OF CASH FLOW
                   FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2000




 CASH FLOWS FROM OPERATING ACTIVITIES

                Net Loss                                               $    (1,071)
                Adjustments to reconcile net (loss) to net cash
                   provided by operating activities
                   Depreciation and Amortization                           111,753
                   (Increase) decrease in:
                      Receivables                                          (15,722)
                   (Increase) decrease in:
                      Current Liabilities                                   22,960
                   Net cash provided by operating activities               117,920

 CASH FLOWS FROM FINANCING ACTIVITIES
                Cash paid on long-term debt                                (73,183)
                   Net cash (used) by financing activities                 (73,183)

 CASH FLOWS FROM INVESTING ACTIVITIES
                Purchase of franchise and advance to underwriters         (103,000)
                Purchase of furniture and equipment                         (9,344)
                Cash received on note receivable-Shareholder                28,425
                Cash received from reacquired common stock                  51,886
                   Net cash provided by investing activities               (32,033)

 NET INCREASE (DECREASE) IN CASH                                            12,704

 CASH APRIL 1, 2000                                                          4,313

 CASH SEPTEMBER 30, 2000                                               $    17,017

 Supplemental Disclosures - Cash paid for interest                     $   293,704









                       SEE ACCOUNTANTS' COMPILATION REPORT

                             BARRY L. FRIEDMAN, P.C.
                          Certified Public Accountant

1582TULITA DRIVE                                          OFFICE (702) 361-8414
LAS VEGAS, NEVADA 89123                                   FAX NO. (702) 896-0278



                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

Board of Directors                                                  May 22, 2000
SUPREME HOSPITALITY
Temecula, California


I have audited the accompanying Balance Sheets of SUPREME HOSPITALITY, (Formerly RICHWOOD, INC.), Formerly GRUBSTAKE, INC.), (a Development Stage Company) as of April 29, 2000, December 31, 1999, and December 31, 1998, and the related statements of operations, stockholders' equity and cash flows for the period January 1, 2000 to April 29, 2000, and the two years ended December 31, 1999, and December 31, 1998. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SUPREME HOSPITALITY, (Formerly RICHWOOD, INC.), Formerly GRUBSTAKE, INC.), (a Development Stage Company) as of April 29, 2000, December 31, 1999, and December 31, 1998, and the related statements of operations, stockholders' equity and cash flows for the period January 1, 2000 to April 29, 2000, and the two years ended December 31, 1999, and December 31, 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note #5 to the financial statements, the Company has suffered recurring losses from operations and has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is described in Note #5. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Barry L. Friedman
Certified Public Accountant

                               SUPREME HOSPITALITY
                            (Formerly RICHWOOD, INC.)
                           (Formerly GRUBSTAKE, INC.)
                         (A Development State Company)



                                 BALANCE SHEET
                                 -------------

                                     ASSETS
                                     ------

                                        April         December       December
                                        29, 2000      31, 1999       31, 1998
                                        --------      --------       --------

CURRENT ASSETS                          $      0      $      0       $      0
TOTAL CURRENT ASSETS                    $      0      $      0       $      0
OTHER ASSETS                            $      0      $      0       $      0
TOTAL OTHER ASSETS                      $      0      $      0       $      0

TOTAL ASSETS                            $      0      $      0       $      0

The accompanying notes are an integral part of these financial statements.

                               SUPREME HOSPITALITY
                            (Formerly RICHWOOD, INC.)
                           (Formerly GRUBSTAKE, INC.)
                         (A Development State Company)


                                 BALANCE SHEET
                                 -------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                              April         December    December
                                              29, 2000      31, 1999    31, 1998

CURRENT LIABILITIES
     Officers' advances (Note #8)             $     425     $    225    $    170
                                              ---------     --------    --------

TOTAL CURRENT LIABILITIES
STOCKHOLDERS' EQUITY (Note #4)
     Preferred stock
     Par value $0.0001
     Authorized 1,000,000
     Issued and outstanding
     April 29, 2000-None                      $       0

Common stock
No par value
Authorized 25,000 shares
Issued and outstanding at
December 31, 1998-
25,000 shares                                                           $  2,500

December 31, 1999-
25,000 shares                                               $  2,500

Common stock
Par value $0.0001
Authorized 50,000 shares
Issued and outstanding at
April 29, 2000-
1,000,000 shares                                    100

Additional Paid-In Capital                        2,400            0           0
Deficit accumulated during
the development stage                            -2,925       -2,755      -2,670
                                              ---------     --------    --------

TOTAL STOCKHOLDERS' EQUITY                    $    -425     $   -255    $   -170
                                              ---------     --------    --------

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                          $       0     $      0    $      0
                                              ---------     --------    --------










The accompanying notes are an integral part of these financial statements.

                               SUPREME HOSPITALITY
                            (Formerly RICHWOOD, INC.)
                           (Formerly GRUBSTAKE, INC.)
                         (A Development State Company)



                            STATEMENT OF OPERATIONS
                            -----------------------


                            Jan. 1,     Year        Year       Nov. 10, 1997
                            2000 to,    Ended       Ended      (Inception)
                            Apr. 29,    Dec. 31,    Dec. 31,   to Apr. 29,
                            2000        1999        1998       2000
                            ----        ----        ----       ----


INCOME                      $        0  $        0  $       0  $       0
                            ----------  ----------  ---------  ---------
Revenue

EXPENSES
   General, Selling and
   Administrative           $      170  $       85  $   2,670  $   2,925
                            --------------------------------------------
   TOTAL EXPENSES           $      170  $       85  $   2,670  $   2,925
NET PROFIT/LOSS(-)          $     -170  $      -85  $  -2,670  $  -2,925
Net Loss per share-
Basic and diluted
(Note #2)                   $    -0002  $   -.0001  $  -.0027  $  -.0029

Weighted average
Number of common
shares outstanding           1,000,000   1,000,000  1,000,000  1,000,000
                             ---------   ---------  ---------  ---------









The accompanying notes are an integral part of these financial statements.

                               SUPREME HOSPITALITY
                            (Formerly RICHWOOD, INC.)
                           (Formerly GRUBSTAKE, INC.)
                         (A Development State Company)



                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                  --------------------------------------------


                                           Additional     Accumu-
                         Common Stock      paid-in         lated
                       Shares    Amount    Capital        Deficit
                       ------    ------    ----------     -------


December 1, 1998
Issued for Cash        25,000   $  2,500   $       0

Net loss year ended
December 31, 1998                                         $ -2,670
                      -------   --------   ---------      --------
Balance
December 31, 1998      25,000   $  2,500   $       0      $ -2,670

Net loss year ended
December 31, 1999                                              -85
                      -------   --------   ---------      --------

Balance
December 31, 1999     25,000   $  2,500    $       0      $ -2,755
                     -------   --------    ---------      --------

April 17, 2000
Changed Par Value                -2,498      +2,498

April 17, 2000
Forward Stock Split
40 for 1             975,000        +98         -98



Net Loss
January 1, 2000 to
April 29, 2000
                     -------   --------    ---------      --------

Balance,
April 29, 2000     1,000,000   $    100    $   2,400      $ -2,925
                   ---------   --------    ---------      --------









The accompanying notes are an integral part of these financial statements.

                               SUPREME HOSPITALITY
                            (Formerly RICHWOOD, INC.)
                           (Formerly GRUBSTAKE, INC.)
                         (A Development State Company)



                            Jan. 1,     Year        Year       Nov. 10, 1997
                            2000 to,    Ended       Ended      (Inception)
                            Apr. 29,    Dec. 31,    Dec. 31,   to Apr. 29,
                            2000        1999        1998       2000
                            ----        ----        ----       ----


Cash Flows from
Operating Activities
Net Loss                   $    -170   $     -85    $  -2,670  $  -2,925

Adjustment to
Reconcile net loss
To net cash provided
by operating
Activities

Changes in assets and
 Liabilities

     Officers' Advances          170         +85         +170       +425
                           ---------   ---------    ---------  ---------

Net cash used in
Operating activities       $       0   $       0    $  -2,500  $  -2,500

Cash Flows from
Investing Activities               0           0            0          0

Cash Flows from
Financing Activities
     Issuance of Common
     Stock for Cash                0           0       +2,500     +2,500

Net Increase (decrease)    $       0   $       0    $       0  $       0

Cash,
Beginning of period                0           0            0          0
                           ---------   ---------    ---------  ---------

Cash, End of Period        $       0   $       0    $       0  $       0
                           ---------   ---------    ---------  ---------


The accompanying notes are an integral part of these financial statements.

                              SUPREME HOSPITALITY
                            (Formerly RICHWOOD, INC.)
                           (Formerly GRUBSTAKE, INC.)
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
            April 29, 2000, December 31, 1999, and December 31, 1998

NOTE 1-HISTORY AND ORGANIZATION OF THE COMPANY

         The Company was organized November 10, 1997, under the laws of the State of Nevada as GRUBSTAKE, INC. The Company currently has no operations and in accordance with SFAS #7, is considered a development company. On December 1, 1998, the Company changed its name to RICHWOOD, INC. On April 17, 2000, the Company changed its name to SUPREME HOSPITALITY.

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Accounting Method
         -----------------

         The Company records income and expenses on the accrual method.

         Estimates
         -----------

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from estimates.

         Cash and Equivalents
         --------------------

         The Company maintains a cash balance in a non-interest-bearing bank that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with the maturity of three months or less are considered to be cash equivalents. `there are no cash equivalents as of April 29, 2000.

         Income Taxes
         ------------

         Income taxes are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109 (SFAS #109) " Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary difference between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

                               SUPREME HOSPITALITY
                            (Formerly RICHWOOD, INC.)
                           (Formerly GRUBSTAKE, Inc.)
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

            April 29, 2000, December 31, 1999, and December 31, 1998

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Reporting on Costs of Start-Up Activities
-----------------------------------------

Loss Per Share
--------------

Year End
--------

Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities" which provides guidance on the financial reporting of start-up costs and organization costs. It requires most costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. With the adoption of SOP 98-5, there has been little or no effect on the company's financial statements.

Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS #128) "Earnings Per Share". Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects per share amounts that would have resulted if dilative common stock equivalents had been converted to common stock. As of April 29, 2000, the Company had no dilative common stock equivalents such as stock options.

The Company has selected December 31, as its fiscal year-end.

NOTE 3- INCOME TAXES
--------------------

There is no provision for income taxes for the period ended April 29, 2000, due to the net loss and no state income tax in Nevada, the state of the Company's domicile and operations. The Company's total deferred tax asset as of December 31, 1999 is as follows:

Net operation loss carry forward            $2,755
Valuation allowance                         $2,755

Net deferred tax asset                      $    0

The federal net operating loss carry forward will expire between 2018 and 2019.

This carry forward may be limited upon the consummation of a business combination under IRC Section 381.

                              SUPREME HOSPITALITY
                            (Formerly RICHWOOD, INC.)
                           (Formerly GRUBSTAKE, INC.)
                         (A Development State Company)


                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                    -----------------------------------------
            April 29, 2000, December 31, 1999, and December 31, 1998


NOTE 4-STOCKHOLDERS' EQUITY

         Common Stock
         ------------

         The authorized common stock of the corporation consists of 50,000,000 shares with a par value $0.0001 per share.

         Preferred Stock
         ---------------

         SUPREME HOSPITALITY has 1,000,000 shares of preferred stock, with a par value of $.0001.

         On December 1, 1998, the Company issued 25,000 shares of its no par value common stock for cash of $2,500.00.

         On October 25, 1999, the State of Nevada approved the Company's restated Articles of Incorporation, which increased its capitalization from 25,000 common shares tp 50,000,000 common shares, and changed the par value from no par value to $0.0001.

         On April 17, 2000, the Company approved a forward stock split on the basis of 40 for 1, thus increasing the common stock from 25,000 shares 1,000,000 shares.

NOTE 5-GOING CONCERN

         The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern.

NOTE 6-WARRANTS AND OPTIONS

         There are no warrants or options outstanding to acquire any additional shares of common or preferred stock.

                               SUPREME HOSPITALITY
                            (Formerly RICHWOOD, INC.)
                           (Formerly GRUBSTAKE, INC.)
                         (A Development State Company)


                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                    -----------------------------------------
            April 29, 2000, December 31, 1999, and December 31, 1998

NOTE 7-RELATED PARTY TRANSACTIONS

         The Company neither owns nor leases any real or personal property. An officer of the corporation provides office services without charge. Such costs are immaterial to the financial statements and accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business activities and may in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

NOTE 8-OFFICERS ADVANCES

         While the Company is seeking additional capital through a merger with an existing company, an officer of the Company has advanced funds on behalf of the Company to pay for any costs incurred by it. These funds are interest free.

NOTE 9-SUBSEQUENT EVENTS (UNAUDITED)

         On April 30, 2000, the Company bought 100% of the issued and outstanding shares of Temecula Valley Inn, Inc., a Nevada corporation, such that Temecula Valley Inn, Inc., a Nevada corporation shall become a wholly owned subsidiary of SUPREME HOSPITALITY, a Nevada corporation, for 9,000,000 common shares of SUPREME HOSPITALITY. Temecula Valley Inn, Inc. owns a ninety-room hotel in Temecula, California. This transaction is valued a $5,592,823, which represents the net total assets of Temecula Valley Inn, Inc., as of February 29, 2000 and

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of Company common stock by those persons beneficially holding more than 5% of the Company capital stock, by the Company's directors and executive officers, and by all of the Company's directors as a group, as of June 9th, 2000.

(a)          Security ownership of certain beneficial owners:

        Class                Name & Address           No. of Shares      Percent
--------------------------------------------------------------------------------

      Common Stock           Louise Davis             3,000,000          30
                             40596 Via Jalapa
                             Murrieta, CA. 92562


(b)          Security ownership of Management


      Class                  Name & Address           No. of Shares      Percent
--------------------------------------------------------------------------------

      Common Stock           Larry W. & Diana Lang    3,000,000          30
                             41919 Skywood Drive
                             Temecula, CA.  92591

      Common Stock           Floyd & Glenda Janeway   3,000,000          30
                             25060 Hancock Avenue
                             Suite- #179
                             Murrieta, CA.  92562

Legal Matters

         The validity of the securities will be passed upon for the Company by Orsini & Rose Law Firm, P.A. St. Petersburg, Florida. Orsini & Rose Law Firm will rely upon other counsel in all matters involving California law.

Experts

         All financial statements included in this prospectus or incorporated by reference in the registration statement filed June 14, 2000 have been audited by Barry L. Freidman, CPA, and Nystrom & Company, LLP in regards to the acquisitions of the Temecula Valley Inn on April 30, 2000. The Company has relied on the reports and audits of both of these independent accountants, given on their authority as experts in accounting and auditing, and being in accordance with generally accepted accounting principles.










                                       34